Exhibit 10.38

LITIGATION FUNDING AND INDEMNIFICATION agreement

This Litigation Funding and Indemnification Agreement, dated as of ____, 2020, is by and between PBM RG Holdings, LLC, a Delaware limited liability company (“Holdings”), and RareGen, LLC, a Delaware limited liability company (“RareGen,” and together with Holdings, the “Parties”).

ARTICLE I
DEFINITIONS

1.1               Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement and those terms shall have the meanings respectively assigned to them.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” means this Litigation Funding and Indemnification Agreement, as amended from time to time in accordance with Section 12.7.

“Business Day” means any day other than a day on which the Securities and Exchange Commission shall be closed.

“Business Deal” means any transaction or arrangement relating to the Litigation or the Claims entered into by RareGen and any Person, whereby such Person provides a benefit to RareGen or any of RareGen’s Affiliates, including any transaction or arrangement with any Defendant.

“Claims” means the claims that RareGen and Sandoz have against each Defendant in the Litigation and any related claims, including any claims brought against or between RareGen and/or Sandoz in the Litigation.

“Collateral” shall have the meaning assigned to such term in Section 10.1.

“Confidential Information” means any information relating to: (a) the Transaction Documents, including any discussions and negotiations related thereto, the existence of them, or the identity of the Parties or their respective Affiliates and owners; the Litigation or the Claims, including the names of the parties and potential other parties to the Claims; the factual, legal, technical, economic and financial background of the Claims; the procedural status of the Claims; the planned legal and procedural strategies and tactics for the pursuing of the Claims or Settlement, or a Business Deal, or collection of the Litigation Proceeds; and the expected recoveries from the Claims; (b) factual information, evidentiary information, legal theories, procedures, decision trees, experts’ or other consultants’ reports, attorney or other professional work product; (c) billing arrangements, billing rates, financial arrangements, contingent fee agreements, contingent fee percentages, costs, finances, investments, investors, price lists, pricing, profit margins, profitability and quotations; (d) any financial statements and information, data, documents, reports and materials relating to the Litigation or the Claims; (e) information concerning accountants, agents, law firms, lawyers and advisors; and (f) other proprietary or nonpublic information, data or material, in all cases regardless of whether such information is (i) written or oral, irrespective of the form or storage medium, and (ii) specifically identified as “confidential” or which, by virtue of its nature, would be understood to be confidential by a reasonable Recipient. “Confidential Information” includes analytics derived from other Confidential Information. “Confidential Information” does not include information that (x) was or becomes generally available to the public other than as a result of a disclosure by the Recipient in violation of this Agreement; (y) was actually known to the Recipient on a non-confidential basis prior to its disclosure; or (z) was developed independently of, and without use of or reference to, the Confidential Information or information derived from the Confidential Information.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities of a Person, by contract or otherwise.

“Counsel” means Current Counsel and/or any New Counsel.

“Counsel Fees” means any and all fees payable by RareGen to Counsel for legal services related to the Litigation.

“Court” means the courts or other tribunals in which the Litigation is conducted.

“Current Counsel” means Quinn Emanuel Urquhart & Sullivan, LLP.

“Default Rate” means a rate per annum equal to the lesser of (a) 9% per annum compounded monthly and (b) the highest applicable rate permitted by law.

“Defendant” means United Therapeutics, Smiths, any of their respective Affiliates, and any other defendant to the Litigation, and each of the successors and assigns of the foregoing.

“Deployment” shall have the meaning assigned to such term in Section 2.1.

“Deployment Request” shall have the meaning assigned to such term in Section 2.3.

“Disclosing Party” means the Party to this Agreement who provides Confidential Information to the Recipient.

“Encumbrance” means any mortgage, pledge, lien, security or ownership interest, charge, hypothecation, or other encumbrance, option agreement, transfer, set-off right, security or subordination arrangement, or other similar interest or arrangement of any kind.

“Engagement Agreements” means all engagement and any other agreements with Counsel entered into by RareGen (and, if applicable, Holdings) in connection with the Claims and the Litigation, including any amendments or modifications thereto.

“Final Resolution” means the resolution of the Litigation that substantially concludes the Litigation with respect to RareGen pursuant to (a) a final, non-appealable, legal and valid judgment of the Court binding all Defendants, or (b) a Settlement agreement or agreements between RareGen and all Defendants.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Holdings” shall have the meaning assigned to such term in the introduction to this Agreement.

“Holdings’ Share” means an amount equal to the Litigation Proceeds, less (i) any and all amounts payable to Senior Funder pursuant to the terms of the Senior Funder Agreement, and (ii) any and all Litigation Expenses and Counsel Fees that are then payable by Holdings pursuant to Article II of this Agreement and for which RareGen has not been reimbursed for pursuant to this Agreement.

“Litigation” means the case captioned Sandoz Inc. and RareGen, LLC v. United Therapeutics Corporation and Smiths Medical ASD, Inc., No. 3:19-cv-10170, filed in April 2019 in the District Court of New Jersey, including the same if transferred to any other jurisdictions or forums (arbitral, judicial or otherwise), together with (a) any and all claims, suits, causes of action, proceedings, and other rights relating to, or arising therefrom, (b) any and all appellate proceedings, proceedings on remand, and enforcement, ancillary, parallel or alternate dispute resolution proceedings and processes arising out of or related thereto, and (c) any additional cases, lawsuits, arbitration matters or other proceedings filed or initiated by or on behalf of RareGen or any of RareGen’s Affiliates against Defendants based upon the same or substantially similar facts.

“Litigation Expenses” means reasonable out-of-pocket costs incurred by or on behalf of RareGen related to the Litigation, including expert witness fees and costs, and any costs, fees, penalties or financial sanctions that become due and payable as a result of the Litigation. Litigation Expenses shall not include Counsel Fees.

“Litigation Proceeds” means any and all proceeds, receivables, property, cash, concessions and other consideration actually paid or transferred directly or indirectly to or for the benefit of RareGen or any of RareGen’s Affiliates in connection with the Litigation, the Promotion Agreement (solely to the extent related to the Litigation) or any Claims (whether by judgment, Settlement, Business Deal, any payment under the Promotion Agreement (solely to the extent related to the Litigation) or otherwise), including, to the extent consistent with the foregoing, any damages (punitive or otherwise), penalties, interest, award of attorneys’ fees and the reimbursement for costs and expenses, and other amounts paid or property transferred or concessions made to or for the benefit of RareGen or any of RareGen’s Affiliates in respect of the Litigation, the Promotion Agreement (solely to the extent related to the Litigation) or any Claims; provided, however, that any such proceeds, receivables, property, cash, concessions and other consideration that is payable by RareGen to Sandoz under the terms of the Promotion Agreement shall be deemed not to be Litigation Proceeds. The Litigation Proceeds will be calculated and determined without taking into consideration and prior to deduction of (a) any Taxes payable by RareGen or any of RareGen’s Affiliates in connection with the Litigation Proceeds, (b) setoffs of any kind, including setoffs in respect of any claim or counterclaim asserted against RareGen or any of RareGen’s Affiliates by any Person, and (c) fees and/or expenses incurred in connection with the Litigation or the collection of any Litigation Proceeds. Notwithstanding anything to the contrary in this Agreement, any of the following items received from Smiths or its Affiliates shall be deemed not to be “Litigation Proceeds”, shall be expressly excluded from this definition and shall be disregarded for purposes of calculating Holdings’ Share: (i) any and all cartridges, (ii) the specifications for Smiths’ cartridges, (iii) copies of release test methods and release specifications used by Smiths for its cartridges, (iv) copies of the standard operating procedures and manufacturing methods used by Smiths in the manufacture of Smiths’ cartridges, (v) a copy of Smiths’ full, unredacted 510(k) for its cartridges and/or pump, (vi) a license to copy Smiths’ 510(k) or any portions thereof, as applicable, for purposes of including it in a 510(k) submission for a cartridge developed by or for RareGen, (vii) a license to any relevant intellectual property associated with Smiths’ cartridge, (viii) a letter of support for a cartridge developed by or for RareGen that could be sent to a regulatory authority (including the FDA), (ix) an agreement that Smiths will not disparage any cartridge developed by or for RareGen, (x) a commitment that, assuming a cartridge developed by or for RareGen meets Smiths’ specifications, Smiths will communicate to customers and the market that the cartridge developed by or for RareGen is compatible with Smiths’ pumps and appropriate for use for the treatment of pulmonary arterial hypertension, (xi) a commitment from Smiths that Smiths will support the refurbishment and maintenance of pumps that are available for use with Sandoz’s treprostinil product, and (xii) a commitment that Smiths will continue to supply all other disposables and consumables necessary for use with pumps that are available for use with Sandoz’s treprostinil product.

“New Counsel” means any substitute or additional legal counsel engaged by RareGen (and, if applicable, Holdings) with respect to the Claims or the Litigation.

“Order” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

“Parties” shall have the meaning assigned to such term in the introduction to this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust or other organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Proceeds” shall have the meaning assigned to such term in the UCC.

“Promotion Agreement” means that certain Promotion Agreement, dated as of August 1, 2018, by and between Counterparty and Sandoz, the First Amendment thereto dated May 8, 2020, and any amendments or modifications to the foregoing.

“Protective Order” means a stipulated order to protect confidential information prepared by the parties to the Litigation and ordered by the Court.

“RareGen” shall have the meaning assigned to such term in the introduction to this Agreement.

“Recipient” means the Party to this Agreement receiving Confidential Information from the Disclosing Party.

“Records” shall have the meaning assigned to such term in the UCC.

“Sandoz” means Sandoz Inc.

“Secured Obligations” means, collectively: (a) the prompt payment by RareGen, as and when due, of the Holdings’ Share to Holdings and the due performance by RareGen of all of its obligations in respect of the Transaction Documents, (b) all other debts, liabilities, obligations, covenants and duties of RareGen owing to Holdings now or hereafter existing, whether direct or indirect, absolute or contingent or due or to become due, arising under or in connection with the Transaction Documents or any of the transactions contemplated thereby and including any interest due thereon and all fees, costs and expenses incurred by Holdings in connection therewith; (c) all debts, liabilities, obligations, covenants and duties of RareGen to pay or reimburse Holdings for all expenses, including attorneys’ fees, incurred by Holdings in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under the Transaction Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (d) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against RareGen of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming RareGen as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Senior Funder” means Henderson SPV, LLC, a Delaware limited liability company.

“Senior Funder Agreement” means that certain Financing Agreement, dated June 4, 2020, by and between RareGen and Senior Funder.

“Settlement” means any compromise, discontinuance, waiver, payment, release or other form of settlement whatsoever where value passes from or on behalf of one or more Defendants to or for the benefit of RareGen or any of RareGen’s Affiliates in circumstances in which any of the Litigation does not commence or continue as a result of or in connection with the passing of that value; and “Settle”, “Settles” and “Settled” have corresponding meanings.

“Smiths” means Smiths Medical ASD, Inc.

“Taxes” means any and all applicable taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental Authority, including income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable pursuant to any provision of state, local or foreign law.

“Total Deployments” shall have the meaning assigned to such term in Section 2.1.

“Transaction Documents” means, collectively, this Agreement and any other agreement, document or instrument contemplated hereby or delivered in connection herewith or therewith, including any instruction letter with Counsel, but for purposes of clarity, excluding the Agreement and Plan of Merger, by and among the Liquidia Corporation, a Delaware corporation, Liquidia Technologies, Inc., a Delaware corporation, RareGen, Gemini Merger Sub I, Inc., a Delaware corporation, Gemini Merger Sub II, LLC, a Delaware limited liability company, and Holdings (the “Merger Agreement”), and any other agreement, document or instrument (other than this Agreement) delivered in connection with the Merger Agreement.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Delaware or, in relation to the perfection or priority of a security interest, the Uniform Commercial Code that then governs under the choice of law rules applicable to questions of perfection or priority.

“United Therapeutics” means United Therapeutics Corporation.

ARTICLE II
TERMS OF FINANCING

2.1               Deployments. Subject to the terms and conditions of this Agreement (including Section 2.2), Holdings commits to make payments to RareGen or on RareGen’s behalf (each payment, a “Deployment”, and the total of such payments, the “Total Deployments”), at any time and from time to time from the date of this Agreement, to be used by RareGen exclusively for the payment of Counsel Fees and Litigation Expenses. In consideration of the foregoing, the Parties hereby agree that Holdings is entitled to Holdings’ Share, free and clear of any Encumbrance.

2.2               Funding by Senior Funder. The Parties acknowledge and agree that RareGen shall first seek to have its Counsel Fees and Litigation Expenses funded by Senior Funder pursuant to the Senior Funder Agreement. Holdings’ obligation to pay Counsel Fees and Litigation Expenses pursuant to Section 2.1 shall be applicable only if (i) Senior Funder has no obligation to fund such Counsel Fees or Litigation Expenses pursuant to the Senior Funder Agreement, (ii) Senior Funder otherwise fails to fund such amounts within thirty (30) days of the date on which Senior Funder is required to fund such amounts in accordance with the Senior Funder Agreement, (iii) the Senior Funder Agreement is terminated or otherwise rendered non-operable by failure of either party thereto or by operation of law, or (iv) the Senior Funder’s obligations under the Senior Funding Agreement are exhausted or otherwise extinguished.

2.3               Deployment Procedure. No more than once per calendar month, RareGen may submit a written request (a “Deployment Request”) to Holdings for each desired Deployment. Holdings shall disburse such Deployment to RareGen or the ultimate payee on RareGen’s behalf; provided that:

(a)                RareGen provides documentation evidencing either (i) that Senior Funder is not obligated to fund such amounts pursuant to the Senior Funder Agreement or (ii) RareGen’s commercially reasonable attempt to have such amounts funded by Senior Funder in accordance with the terms of the Senior Funder Agreement and Senior Funder’s failure or refusal to do so.

(b)                RareGen provides an invoice detailing the out-of-pocket costs and fees incurred by RareGen and not funded by Senior Funder pursuant to the Senior Funder Agreement in accordance with the uses permitted under Section 2.1, which invoice will be in form and substance reasonably acceptable to Holdings and which costs and fees were not paid by a previous Deployment, along with invoices or other documentation reasonably acceptable to Holdings to substantiate said costs and fees; and

(c)                No breach or default by RareGen exists, and remains uncured, under any of the Transaction Documents as of the date of such request or the funding of the related Deployment (it being understood that if a request is made at the time that a breach or default by RareGen exists, RareGen may re-make the request at such time as such breach or default has been cured).

Subject to the terms of this Agreement, within fifteen (15) Business Days of Holdings’ receipt of the Deployment Request, Holdings shall disburse the Deployment in immediately available funds to or on behalf of RareGen as directed by RareGen in the Deployment Request.

ARTICLE III
DISTRIBUTION OF LITIGATION PROCEEDS

3.1               Priority of Payment. RareGen will immediately notify Holdings of its receipt of any Litigation Proceeds (whether by Counsel or Sandoz for RareGen’s account or otherwise). Within fifteen (15) days of RareGen (or Counsel) receiving any Litigation Proceeds, RareGen will (i) pay (or cause to be paid) to Senior Funder that portion of the Litigation Proceeds to which Senior Funder is entitled pursuant to the Senior Funder Agreement, and (ii) pay (or cause to be paid) any remaining Litigation Proceeds to Holdings as the Holdings’ Share (or a portion thereof) in immediately available funds in accordance with wire instructions to be provided to RareGen by Holdings. All Litigation Proceeds payable to Holdings will first be applied to the repayment of the Total Deployments, and thereafter to the remainder of the Holdings’ Share.

3.2               Lockbox Account. In the event that RareGen is required under the Senior Funder Agreement to pay any Litigation Proceeds into a lockbox account, escrow account or other similar restricted account, then Holdings agrees that no portion of such Litigation Proceeds shall become payable to Holdings pursuant to this Agreement unless and until such funds are released to RareGen from such lockbox account, escrow account or other restricted account pursuant to the Senior Funder Agreement.

3.3               Maturity Date. Subject to Section 3.4, Holdings’ Share, to the extent not previously paid in accordance with Section 3.1 or Section 3.2, shall become due and payable, and RareGen shall pay Holdings’ Share in cash to Holdings, on December 31, 2023 (the “Maturity Date”); provided that if, as of such date, any of the requirements set forth in (a) through (c) below have not been satisfied, then the Maturity Date shall be extended automatically for consecutive one (1) calendar year periods thereafter until the first such date to occur following the satisfaction of all requirements set forth in (a) through (c) below.

(a)                Final Resolution has occurred.

(b)                Each of RareGen and Holdings has complied with all of its obligations pursuant to this Agreement.

(c)                All Litigation Proceeds (if any) have been disbursed in accordance with this Agreement.

3.4               Non-Recourse. If there are no Litigation Proceeds (after deducting any amounts payable to the Senior Funder pursuant to the Senior Funder Agreement), then no amount shall be payable to Holdings under Section 3.1, Section 3.2 or Section 3.3, and if there are Litigation Proceeds but they are less (after deducting any amounts payable to the Senior Funder pursuant to the Senior Funder Agreement) than the amount necessary to pay Holdings the entirety of Holdings’ Share, RareGen shall not be obligated to pay the difference to Holdings.

3.5               Tax Matters.

(a)                RareGen and its successors are liable for and shall pay any and all Taxes (other than Taxes imposed upon Holdings as a consequence of Holdings’ income) imposed in connection with, or as a result of, the Litigation Proceeds or as a consequence of any Settlement or Business Deal. If, however, (i) the aggregate taxable income of or on account of RareGen or its successors from the receipt of, or entitlement to, the Litigation Proceeds, exceeds (ii) the aggregate income tax deductions available to or on account of RareGen or its successors, whether in the same tax year in which any such Litigation Proceeds are accrued or received or in any other tax year, in connection with its payment of expenses associated with the conduct of the Litigation and for the requirement to pay, or payment of, the Litigation Proceeds to Senior Funder and Holdings (such excess being referred to herein as the “Mismatch Amount”), then any Litigation Proceeds otherwise payable to Holdings hereunder shall be reduced by an amount sufficient for the payment or offset of any income taxes payable or the reduction of any deferred tax asset resulting from such Mismatch Amount. For purposes of the preceding sentence, the amount of the reduction of any deferred tax asset shall be measured in accordance with generally accepted accounting principles.

(b)                Other than as provided for in Section 3.5(a), no Tax payment, liability or obligation of RareGen shall operate to reduce any amount payable to Holdings under this Agreement. If any such reduction or withholding is required by law, RareGen shall (i) promptly notify Holdings upon becoming aware of the required deduction or withholding; (ii) pay to the relevant authorities (within the time allowed) the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by RareGen to Holdings under this clause); (iii) promptly provide Holdings an official receipt (or a certified copy or such other evidence reasonably acceptable to Holdings) evidencing the relevant withholding and payment to such authorities; and (iv) pay to Holdings such amounts remaining after making any such withholdings or deductions.

(c)                This Agreement shall not, in whole or in part, be deemed to create or imply a partnership for federal or state or local income tax purposes, and neither Holdings nor RareGen will take any action or make any election to treat their relationship as a partnership for income tax purposes.

3.6               Interest On Overdue Amounts. If RareGen fails to pay (or cause to be paid) any amounts due or owed to Holdings on the date when due, including any failure to instruct Counsel to disburse any amount to Holdings in accordance with the terms of this Agreement, RareGen shall thereafter pay to Holdings interest on such amount for the period from and including the date due, to but excluding the date on which such amount is paid in full, at a rate per annum (computed on the basis of the actual days elapsed) equal to the Default Rate.

ARTICLE IV
SETTLEMENT

4.1               Right to Settle. Subject to the provisions of this Article IV, (i) RareGen shall Settle any Claim or Claims or all or any portion of the Litigation with one or more Defendants at such times and upon such terms as Holdings may direct, in Holdings’ sole but reasonable discretion; provided, however, that RareGen shall not be required to enter into any such Settlement if the terms thereof would lead to liability or the creation of a financial or other obligation or restriction on the part of RareGen, Liquidia Corporation or Liquidia Technologies, Inc. (other than a covenant not to sue or other similar obligation customarily included in a settlement agreement and related to the subject matter of the Litigation), and (ii) RareGen shall not Settle any Claim or Claims or all or any portion of the Litigation without the prior written consent of Holdings. In connection with any such Settlement, RareGen will sign such releases and waivers as may be customary in a settlement of claims.

4.2               Communication of Settlement Offers. Subject to and pursuant to any applicable Protective Order and subject to the provisions of this Article IV, each of RareGen and Holdings shall promptly upon and after its receipt or knowledge of any Settlement offer, demand or proposal (but in no event later than two Business Days after its receipt or knowledge thereof), communicate to the other party all such Settlement offers, demands and proposals, and the substance of all Settlement discussions and provide copies of any related documents. If a Settlement offer, demand or proposal is not made or received in writing, the party receiving such Settlement offer, demand or proposal shall promptly upon and after its receipt or knowledge thereof (but in no event later than two Business Days after its receipt or knowledge of the offer, demand or proposal) provide the other party with a verbal summary of all provisions of the Settlement offer, demand or proposal.

4.3               Settlement Agreement. Subject to and pursuant to any applicable Protective Order and subject to the provisions of this Article IV, each of RareGen and Holdings shall provide to the other true, correct and complete copies of all fully executed Settlement documents, any amendments or modifications thereto, and subsequent documents relating to the collection or payment of the Litigation Proceeds.

ARTICLE V
LITIGATION MANAGEMENT

5.1               Control of the Litigation. As between them, RareGen agrees that Holdings shall have the sole and exclusive right to control, act or refrain from acting in respect of any act, request or decision in connection with the Litigation; provided that (i) Holdings shall consult with RareGen as it relates to, and keep RareGen informed of, any and all aspects of the Litigation and consider the input of RareGen with respect to any decisions Holdings makes regarding the Litigation, and (ii) none of the foregoing shall require Holdings to continue the Litigation to the extent Holdings reasonably determines that the Litigation no longer has merit. In furtherance thereof, RareGen shall (and shall instruct Counsel to) (A) communicate directly with Holdings with respect to the Litigation and provide Holdings with (i) written or email notice upon the occurrence of any material events in the Litigation, and (ii) a status update by conference call at other times upon Holdings’ reasonable request, and (B) take such actions (or refrain from taking such actions) with respect to the Litigation as may be directed by Holdings, in its reasonable good faith determination, from time to time. RareGen shall cooperate with Holdings in all reasonable respects in connection with the conduct of the Litigation and pursuit of the Claims, including making available records relating to the Litigation or that must be produced in the Litigation and furnishing to Holdings, employees of RareGen and its Affiliates as may be reasonably necessary for the conduct of the Litigation and to pursue the Claims; provided, however, that Holdings shall reimburse RareGen for any and all actual and reasonable costs and out-of-pocket expenses (in each case, without any mark-up) associated with the furnishing of services by employees and consultants of RareGen and its Affiliates at the request of Holdings or as reasonably required by law, regulation, rule or to satisfy a requirement of the court or the Litigation. For purposes of the preceding sentence, (i) Holdings shall not be required to reimburse RareGen for any time spent by employees or consultants of RareGen or its Affiliates in monitoring the Litigation, and (ii) for time spent by employees of RareGen and its Affiliates that will be reimbursed by Holdings, time will be billed in quarter hour increments at a rate equal to the applicable employee’s annual base salary plus benefits divided by 2,000 (or, with respect to a part-time employee, the number of hours such employee is scheduled to work on an annual basis).

5.2               Counsel.

(a)                RareGen shall continue to retain Current Counsel, and shall not retain New Counsel, with respect to the Litigation unless otherwise directed by Holdings. In the event Holdings desires to retain New Counsel, Holdings agrees to notify RareGen in writing of such proposed New Counsel and to consult with RareGen prior to retaining such New Counsel, including with respect to the economic terms of engagement and any engagement agreement or letter to be entered into. Upon entering into any such engagement at Holdings’ direction, RareGen shall provide Holdings with a copy of the engagement agreement or letter entered into with such New Counsel. RareGen and Holdings agree that RareGen does not waive any current or future conflicts of interest with Current Counsel or New Counsel who may be retained and Holdings agrees that any such conflict of interest will be grounds for the immediate termination of counsel unless RareGen expressly waives any such conflict in writing, which waiver shall be granted unless such conflict relates to the same or a substantially related matter to those at issue in the Litigation.

(b)                At the request of Holdings, RareGen shall agree that its Counsel shall jointly represent RareGen and Holdings and agree to allow its Counsel to communicate directly with Holdings regarding the Litigation and take direction in the conduct of the Litigation directly from Holdings; provided, however, that, in such event, Holdings shall (and shall instruct Counsel to) communicate with RareGen and provide (or instruct Counsel to provide) RareGen with such information as RareGen would be obligated to provide to Holdings pursuant to this Article V and Article VI in the absence of such joint representation. In connection with any joint representation of RareGen and Holdings by Counsel, RareGen (and, if applicable, its Affiliates) shall execute such conflict waivers and joint prosecution agreements as may be reasonably requested by Holdings or such Counsel. For clarity, RareGen counsel shall remain involved in the Litigation with insight and review into all matters in the Litigation and the right to request changes to aspects of the Litigation that might interfere with RareGen’s business outside the scope of the Litigation, which requests shall be considered in good faith by Holdings.

5.3               Engagement Agreements. Neither RareGen nor Holdings shall enter into any new Engagement Agreements or amend, modify or waive any provision in any Engagement Agreements without the other party’s prior written consent; provided, however, that RareGen’s consent to any such new Engagement Agreement or amendment, modification or waiver shall not be unreasonably withheld.

5.4               Promotion Agreement. RareGen shall not terminate, amend, modify or waive any provision in the Promotion Agreement that could reasonably be expected to affect the Litigation or the division or collection of any Litigation Proceeds without Holdings’ prior written consent.

5.5               Senior Funder Agreement. RareGen shall not terminate, amend, modify or waive any provision in the Senior Funder Agreement without Holdings’ prior written consent. RareGen shall comply in all material respects with respect to its obligations under the Senior Funder Agreement.

5.6               Conduct of the Litigation. RareGen shall use commercially reasonable efforts to, at the Senior Funder’s and Holdings’ sole expense (as set forth in Article II), (a) diligently pursue the Claims and the Litigation as directed by Holdings; (b) collect all Litigation Proceeds awarded or agreed upon as soon as practicable, including pursuing the enforcement of any final, non-appealable judgment or award as soon as possible as directed by Holdings; (c) enforce all of RareGen’s rights in connection with the Promotion Agreement and the Senior Funder Agreement, and promptly enter any judgment obtained in connection therewith in all appropriate jurisdictions as directed by Holdings; and (d) take all actions necessary in connection with the foregoing.

ARTICLE VI
LITIGATION INFORMATION; CONFIDENTIALITY

6.1               Communication of Litigation Information.

(a)                Information. Subject to Section 6.1(b) and any applicable Protective Order, during the Litigation, RareGen shall (and shall instruct Counsel to) forward to Holdings copies of all briefs, motions and final orders related to the Litigation within two Business Days of RareGen’s receipt or submission thereof. Copies of all briefs, motions and final orders forwarded to Holdings shall be subject to the restrictions placed on such materials by any and all applicable Protective Orders that may be in place in the Litigation at the time of the forwarding thereof.

(b)                Privileged Information. RareGen and Holdings acknowledge and agree that, as a result of their discussions leading up to, and the execution and performance of, the Transaction Documents, they have shared and continue to share a common interest privilege in information subject to the attorney work-product doctrine and documents relevant to the Litigation, which information and documents shall be deemed to be Confidential Information. Notwithstanding anything to the contrary contained herein, (i) RareGen has not and will not deliver any attorney-client privileged information to Holdings, (ii) RareGen has not and will not waive attorney-client privilege, and (iii) RareGen’s delivery obligations under this Article VI and the other applicable provisions of this Agreement shall specifically exclude any information or document the delivery of which to Holdings, in the opinion of Counsel, would waive the attorney-client privilege or result in a violation of a Protective Order.

6.2               Confidentiality.

(a)                Exclusive Ownership of Information by Disclosing Party. The Recipient agrees and acknowledges that all Confidential Information provided to it is and shall remain at all times the exclusive property of and owned by the Disclosing Party, and that the Recipient’s use or awareness of such Confidential Information shall create no rights, at law or in equity, in the Recipient in or to such Confidential Information, or any aspect or embodiment thereof. The furnishing of any Confidential Information hereunder shall not constitute (i) a grant, whether express or by implication, estoppel or otherwise, of any ownership interest in or license of any patent, trademark, service mark, business and trade secret or other proprietary right to such Confidential Information, or of any right to use such Confidential Information for any purpose other than as specified in this Agreement or (ii) a waiver of any attorney-client privilege or work product protection or any other applicable or available similar privilege or protection.

(b)                Non-Disclosure of Information. The Recipient shall not for any reason disclose, use, reveal, report, publish, transfer or make available, directly or indirectly, to any Person other than its representatives and Affiliates, any Confidential Information provided to it except (i) when necessary to further RareGen’s or Holdings’ legal interests in connection with the performance of its obligations or rights under this Agreement or the enforcement of its rights under this Agreement, (ii) as permitted by the Disclosing Party, or (iii) as required by law. Notwithstanding anything in this Section 6.2(b) to the contrary, Recipient shall not disclose any information that Recipient knows to be subject to a Protective Order.

ARTICLE VII
TERMINATION OF AGREEMENT

7.1               Termination. This Agreement commences on the date hereof and, except as provided in Section 7.2, shall terminate at the time at which a Final Resolution has occurred, RareGen has complied with all of its obligations pursuant to this Agreement, and all Litigation Proceeds (if any) have been disbursed in accordance with this Agreement. In addition, in the event (a) (i) Holdings should breach or otherwise fail to satisfy any payment obligation set forth in this Agreement, provided such failure to pay is not subject to a good faith dispute between Holdings and RareGen, (ii) such breach or failure to perform is not a result of RareGen’s negligence or bad faith, and (iii) such breach or failure to perform shall not have been cured within thirty (30) days following receipt by Holdings of written notice of such breach or failure from RareGen (except in the case of a breach or failure that is not curable or Holdings has ceased to exercise commercially reasonable efforts to cure such breach or failure, in which event such termination shall be effective upon notice of termination by RareGen), or (b) Holdings files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any involuntary petition is filed against Holdings (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors is appointed to take possession, custody or control of any property of Holdings, then, at any time (but in the case of subsection (a), only while such breach or failure remains uncured), RareGen shall have the right, in its sole discretion and without the prior consent of Holdings, to enter into a Settlement, withdraw from the Litigation or otherwise cause the Litigation to be dismissed.

7.2               Consequences of Termination. The provisions of Sections 3.4, 6.2, and Articles I, VII, VIII, X, XI and XII shall survive termination of this Agreement. Without limiting the foregoing, (a) Holdings shall be entitled, in order to protect its own interest in relation to this Agreement, to keep copies of the Confidential Information provided to it pursuant to this Agreement, subject to Holdings’ ongoing obligations pursuant to Section 6.2; and (b) any rights or obligations accrued prior to the date of termination of this Agreement (including with respect to breaches of this Agreement) shall survive termination.

7.3               Clawback. In the event any payment to Holdings made under this Agreement must be returned or disgorged by Holdings as a result of a legal proceeding against RareGen or its Affiliates, including an insolvency proceeding or fraudulent conveyance proceeding against RareGen or its Affiliates, the right of Holdings to such payment shall be reinstated to the maximum extent permitted by law and Holdings shall have the right to recover such reinstated amount from Litigation Proceeds or, subject to the terms and conditions of this Agreement, from RareGen.

ARTICLE VIII
INDEMNIFICATION

8.1               Holdings Indemnity. Holdings shall indemnify, defend and hold RareGen (and RareGen’s Affiliates, officers, managers, directors, partners, equityholders, employees, permitted assigns, participants, attorneys and agents) harmless from any liability, claim, loss, judgment, damage, cost or expense, including all fees, costs and expenses of enforcement of the Transaction Documents (including legal fees, costs and expenses) that are incurred in connection with (i) any claim of Defendants or any other party against RareGen (or RareGen’s Affiliates, officers, managers, directors, partners, equityholders, employees, permitted assigns, participants, attorneys and agents) in connection with or resulting in any way from the Claims or the Litigation, or (ii) any breach by Holdings of any of the terms of this Agreement.

8.2               RareGen Indemnity. RareGen shall indemnify, defend and hold Holdings (and Holdings’ officers, managers, directors, partners, equityholders, employees, permitted assigns, participants, attorneys and agents) harmless from any liability, claim, loss, judgment, damage, cost or expense, including all fees, costs and expenses of enforcement of the Transaction Documents (including legal fees, costs and expenses) that are incurred in connection with any breach by RareGen of any of the terms of this Agreement.

ARTICLE IX
SECURITY AGREEMENT

9.1               Grant of Security Interest. As security for the payment, performance and observance in full of all of the Secured Obligations, RareGen hereby grants, assigns and pledges to Holdings, its successors, agents, designees and assigns, a continuing security interest, in any and all right, title or interest of RareGen in or to any and all of the following assets, rights and properties now owned or at any time hereafter acquired by RareGen or in which RareGen now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(a)                the Litigation Proceeds;

(b)                the Claims;

(c)                RareGen’s rights under the Promotion Agreement and the Senior Funder Agreement to receive Litigation Proceeds;

(d)                a copy of RareGen’s books, Records, files, correspondence, evidentiary materials and records pertaining to the Claims;

(e)                rights under any appeal bond or similar instrument posted by any of the Defendants in the Litigation; and

(f)                 to the extent not otherwise included, all Proceeds of any and all of the foregoing.

9.2               Continuing Security Interest. RareGen acknowledges and agrees that the security interest of Holdings in the Collateral constitutes continuing collateral security for all of the Secured Obligations and shall remain in full force and effect until RareGen has performed all of its obligations under the Transaction Documents in full, including payment of the Secured Obligations.

9.3               Financing Statements. RareGen hereby irrevocably authorizes Holdings at any time and from time to time to file in any filing office in any jurisdiction that Holdings deems advisable (a) any UCC financing statement providing the name of RareGen as debtor, Holdings or its designee as secured party and indicating the Collateral (or all assets of RareGen) as collateral covered by the financing statement and (b) any other notice, filing or other document that Holdings deems necessary or advisable to perfect or protect the security interest or to maintain its first priority.

9.4               Covenants. So long as any of the Secured Obligations shall remain unpaid or unsatisfied, RareGen shall:

(a)                preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and will qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have an adverse effect on the Litigation, RareGen’s financial condition or the collection of any Litigation Proceeds;

(b)                at its own cost and expense, take such action and execute, acknowledge and deliver such agreements, instruments or other documents as Holdings may from time to time reasonably require in order (i) to perfect and protect or maintain the perfection of the security interest in the Collateral and (ii) to enable Holdings to enforce its rights in respect of the Collateral in accordance with the terms hereof;

(c)                do all things reasonably necessary at the written request of Holdings so that Holdings will have a perfected security interest in RareGen’s share of any judgment obtained in the Litigation, subordinated only to any security interest of Senior Funder in the Collateral, and to establish Holdings’ priority in RareGen’s share of any judgment obtained in the Litigation under applicable procedural law or court rules;

(d)                at its own cost and expense, take any and all actions necessary to defend its title to the Collateral against all parties and to defend the security interest of Holdings in the Collateral and the priority thereof against any Encumbrance or security interest (other than any security interest of Senior Funder in the Collateral);

(e)                not cease operations, liquidate or dissolve;

(f)                 not merge or consolidate with any other Person without notifying Holdings thereof within three (3) Business Days of the closing of such merger or consolidation;

(g)                not change its name unless RareGen shall have given Holdings at least thirty (30) days’ prior written notice of the change;

(h)                ensure that Holdings has a second priority right in and to the Litigation Proceeds, subordinated only to the interests of Senior Funder in the Litigation Proceeds;

(i)                 not (i) assign or transfer any interest in the Collateral, (ii) make any sale lease or other disposition of any of the Collateral, (iii) license any of the Collateral or (iv) grant or permit to exist any claims, Encumbrances or security interests (voluntary or involuntary) in or on the Collateral other than as set forth in the Senior Funder Agreement;

(j)                 comply in all material respects with applicable laws and regulations and all Orders applicable to it where failure to comply could reasonably be expected to have an adverse effect on the Litigation, RareGen’s financial condition or the collection of any Litigation Proceeds; and

(k)                pay and discharge as the same shall become due and payable, all of its obligations and liabilities (except any such amounts that are disputed in good faith by RareGen), including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings reasonably diligently conducted, (ii) all lawful claims that, if unpaid, would by law become an Encumbrance not permitted hereunder; and (iii) all debt, as and when due and payable.

9.5               Remedies and Applications of Proceeds.

(a)                If RareGen fails to pay or perform any of the Secured Obligations when due to be paid or performed, the failure shall constitute a default under this Agreement for the purposes of Part 6 of Article 9 of the UCC and Holdings shall have, in addition to all other rights and remedies granted to it in this Agreement and the other Transaction Documents, all rights and remedies of a secured party under the UCC and other applicable law.

(b)                The cash proceeds actually received from the sale or other disposition or collection of Collateral may be applied to the expenses of the sale or other disposition or collection, including to the reimbursement of legal fees and expenses of Holdings. After such application, any cash proceeds resulting from the sale or other disposition or collection shall be paid to Holdings until Holdings has received an amount equal to the Secured Obligations.

9.6               Certain Waivers. RareGen waives, to the fullest extent permitted by applicable law:

(a)                except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, any duty of Holdings as to the preservation of any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral;

(b)                any right to require Holdings to marshal any of the Collateral or other collateral or security for any of the Secured Obligations; and

(c)                any right to require Holdings (i) to proceed against any party, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy to the exclusion of any other remedy, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral.

9.7               Attorney-in-Fact. RareGen hereby appoints Holdings as RareGen’s attorney-in-fact to do all things in RareGen’s name and on RareGen’s behalf in connection with Holdings’ exercise of its rights and remedies under and in accordance with the Transaction Documents, including making any court filings required pursuant to Section 9.4(c). If this Section 9.7, or the application thereof, is or becomes invalid or unenforceable with respect to any circumstance, the application of this Section 9.7 to any other circumstance shall not be affected and shall remain valid and be enforceable to the full extent permitted by applicable Law.

9.8               Subordination to Senior Funder. The rights of Holdings hereunder and all of the Secured Obligations are hereby, and shall continue to be, subject and subordinate in priority and payment to the rights of Senior Funder under the Senior Funder Agreement and to all sums due or to become due to Senior Funder under the Senior Funder Agreement; provided that Holdings is not in any way restricted from enforcing its rights under Articles IV, V and VI hereof. Holdings agrees that so long as any sum is owed to Senior Funder pursuant to the Senior Funder Agreement, Holdings shall not receive or retain payments of from RareGen pursuant to this Agreement. If Holdings shall receive any such payments pursuant to this Agreement or any cash distributions in respect of, or other proceeds of, the Collateral in excess of what Holdings is entitled to pursuant to this Agreement (including this Section 9.8), Holdings shall hold the same in trust, as trustee, for the benefit of Senior Funder and shall promptly deliver the same to or at the direction of Senior Funder for the benefit of Senior Funder in precisely the form received (except for the endorsement or assignment thereof by Holdings without recourse or warranty), it being understood that it is the intention of the parties that until Senior Funder has been paid the amounts to which it is entitled pursuant to the Senior Funder Agreement in full, Senior Funder shall receive all payments and cash distributions of Litigation Proceeds from RareGen and all proceeds relating to any realization upon, distribution in respect of or interest in any of the Collateral as and to the extent set forth in the Senior Funder Agreement.

ARTICLE X
GOVERNING LAW; JURISDICTION AND VENUE; DISPUTES

10.1           Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and fully to be performed in such state. Conflict of laws rules that would require the application of the law of any other jurisdiction shall not apply.

10.2           Arbitration of Disputes.

(a)                All disputes, claims or causes of action between the Parties arising out of or relating to the Transaction Documents and the transactions contemplated thereby shall be resolved in accordance with this Section 10.2.

(b)                All disputes between the Parties shall be resolved solely and exclusively, to the fullest extent permitted by law, by final, binding and confidential arbitration in Washington, D.C. The arbitration shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity. Any awards or orders in such arbitrations may be entered and enforced as judgments in federal courts of competent jurisdiction.

(c)                The appointed arbitrator shall apply the laws of the State of Delaware applicable to contracts entered into and fully to be performed in such state for purposes of determining any dispute.

(d)                By agreeing to these arbitration procedures, the Parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation and to award any and all remedies that either Party would be entitled to seek in a court of law.

(e)                The prevailing Party in such arbitration shall be entitled to receive reimbursement from the other Party of the prevailing party’s reasonable legal fees, costs and disbursements in connection with such arbitration.

(f)                 The Parties shall have the right to seek specific performance or equitable relief in arbitration pursuant to this Section 10.2.

ARTICLE XI
NOTICES

11.1         Method. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail (if receipt is confirmed, electronically or otherwise), by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address(es) for such Party or such other address(es) as such Party may have given to the other Party pursuant to this Section 11.1:

If to RareGen:	RareGen, LLC
P.O. Box 110085
Research Triangle Park, NC 27709
Attn: Neal Fowler
E-mail: Neal.Fowler@liquidia.com

If to Holdings:	PBM RG Holdings, LLC
200 Garrett Street, Suite S
Charlottesville, VA 22902
Attn: General Counsel
E-mail: legal@pbmcap.com

11.2           Receipt. Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three days after the mailing if sent by registered or certified mail, (c) one Business Day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the date such notice is transmitted by electronic mail, if such transmission is prior to 5:00 p.m. Eastern time on a Business Day, or the next succeeding Business Day if such transmission is later.

ARTICLE XII
GENERAL

12.1           Interpretation. Section headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. The Transaction Documents will be deemed to have been jointly drafted by the Parties and no provision shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Transaction Documents as a whole. The singular includes the plural in this Agreement and vice versa. All pronouns shall include the masculine, feminine or neuter thereof, wherever the context and facts require such construction. Examples and words like “including” are deemed to mean “without limitation.” All references in this Agreement to Articles and Sections are references to the relevant provisions of this Agreement.

12.2           Merger Clause. This Agreement and the other agreements, documents or instruments contemplated hereby shall constitute the entire agreement between the Parties, and shall supersede all prior agreements, understandings and negotiations between the Parties with respect to the subject matter hereof.

12.3           Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors, permitted assigns, and legal representatives. Neither this Agreement, nor any rights, interests, obligations and duties arising hereunder, may be assigned or otherwise conveyed by RareGen or Holdings, directly or indirectly, without the express consent in writing of the other Party.

12.4           Third Party Beneficiaries. Except as provided in Article VIII, this Agreement is made solely and specifically among and for the benefit of the Parties, and their respective successors and permitted assigns, and no other Person shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

12.5           Independent Parties. The Parties are independent contractors to one another with respect to the Transaction Documents and neither Party shall be deemed to be an agent, employee or joint venturer of the other by virtue of the Transaction Documents. Nothing in the Transaction Documents shall constitute RareGen and Holdings as partners or fiduciaries of one another. Neither Party shall have any power, right or authority to bind the other to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other, or make any promises or representations on behalf of the other, except as expressly set forth herein.

12.6          Costs, Expenses and Fees. Each party shall bear its own costs and expenses in connection with the transactions described herein.

12.7           Amendment; Waiver. This Agreement shall not be amended, and no term or provision of this Agreement may be waived, except in writing signed by a duly authorized representative of each Party. No delay on the part of a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by a Party shall preclude any further exercise thereof.

12.8           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile or other electronic means and any copy so delivered shall be deemed to be an original.

12.9           Severability. If any provision of this Agreement, or the application thereof to any Person or circumstances, is or becomes invalid or unenforceable, the remaining provisions shall not be affected and each remaining provision shall remain valid and be enforceable to the full extent permitted by applicable law.

12.10        Further Assurances. Each party shall promptly execute all documents and do all things that the other Party from time to time reasonably requires to effect, perfect or complete the provisions of this Agreement and any transaction contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, this Financing Agreement has been executed by the undersigned as of the date first set forth above.

PBM RG HOLDINGS, LLC
By: PBM Capital Group, LLC, its manager

By:
Name:
Title:

RAREGEN, LLC

By:
Name:
Title: